UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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METALDYNE PERFORMANCE GROUP INC.

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METALDYNE PERFORMANCE GROUP INC.

One Towne Square, Suite 550

Southfield, Michigan 48076

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 25, 2016
Time	9:00 a.m. Eastern Time
Place:	Metaldyne Performance Group Inc.
Two Towne Square, Suite 110, Conference Center
Southfield, Michigan 48076

The purposes of the Annual Meeting are:

1.	To elect three Class II directors; and

2.	To ratify certain grants of equity awards for purposes of SEC Rule 16b-3.

We will also transact such other business as may properly come before the meeting.

The Company recommends that you vote as follows:

•	FOR each director nominee; and

•	FOR the grant of the equity awards.

Shareholders of record at the close of business on March 31, 2016 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting by internet, by telephone, or by completing, signing, dating, and returning your proxy card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need are provided on the proxy card or in the notice regarding the availability of proxy materials. You may withdraw your proxy before it is exercised by following the directions in the proxy statement. Alternatively, you may vote in person at the Annual Meeting.

By Order of the Board of Directors,

/s/ George Thanopoulos
George Thanopoulos, Chief Executive Officer

April 11, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2016. THIS PROXY STATEMENT AND THE METALDYNE PERFORMANCE GROUP INC. 2015 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT: www.proxyvote.com

METALDYNE PERFORMANCE GROUP INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To be held on May 25, 2016 at 9:00 a.m. Eastern Time

GENERAL INFORMATION

The Board of Directors of Metaldyne Performance Group Inc. (referred to as “MPG,” the “Company,” “we,” “us,” or “our” in this proxy statement) is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of MPG to be held at Two Towne Square, Suite 110, Conference Center Southfield, Michigan 48076, on Wednesday, May 25, 2016 at 9:00 a.m. Eastern Time and at any adjournment or postponement of the Annual Meeting. This proxy statement and the enclosed proxy card are being mailed or otherwise made available to shareholders on or about April 12, 2016. We are also concurrently mailing or otherwise making available to shareholders a copy of our 2015 Annual Report to Shareholders, which includes our Form 10-K for the year ended December 31, 2015.

Effective December 12, 2014, MPG became a publicly traded company as a result of an initial public offering (an “IPO”). MPG was formed through the combination (the “Combination”) on August 4, 2014 of three metal-forming technology manufacturing companies, ASP HHI Holdings, Inc. (together with its subsidiaries, “HHI”), ASP MD Holdings, Inc. (together with its subsidiaries, “Metaldyne”), and ASP Grede Intermediate Holdings LLC (together with its subsidiaries, “Grede”), each of which was owned primarily by certain private equity funds affiliated with American Securities LLC (together with its affiliates, “American Securities”).

BOARD OF DIRECTORS

Our business and affairs are managed under the direction of our Board of Directors. Our Bylaws provide that our Board of Directors will be composed of eight directors or such number as the Board shall otherwise fix. Our Board currently consists of eight directors and is divided into three classes. Upon election of the Class II directors, the terms of office of Class I, Class II, and Class III directors will expire at our Annual Meeting of Shareholders in 2018, 2019, and 2017, respectively. The following summarizes the principal occupation, professional background, and specific knowledge and expertise that qualify each nominee and returning director to serve on our Board.

Class I Directors with Terms Expiring in 2018

•	Kevin Penn, 54, has served on our Board of Directors since June 2014. Mr. Penn is the Chairman of our Board of Directors. Mr. Penn is also a Managing Director of American Securities, having joined in 2009. Prior to joining American Securities he founded and led ACI Capital Co., LLC. Prior thereto, he was Executive Vice President and Chief Investment Officer for a family investment office, First Spring Corporation, where he managed private equity, direct investment, and public investment portfolios. Earlier in his career Mr. Penn was a principal of the private equity firm Adler & Shaykin and was a founding member of the Leveraged Buyout Group at Morgan Stanley & Co. He was previously Chairman of Metaldyne, Grede, and HHI, and is currently the chairman of the boards of Frontier Spinning Mills and Learning Care Group. He is also a board member of Unified Logistics and Cornhusker Energy Lexington Holdings. He is a member of the Mount Sinai Hospital Department of Medicine Advisory Board, and he serves as Chairperson of the Board of Overseers of University of Pennsylvania School of Design and as a Governor/Overseer of Hebrew Union College. Mr. Penn holds a B.S. degree in Economics from the Wharton School of University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Penn was chosen as our director because of his management and financial expertise.

•	Jeffrey Stafeil, 46, has served on our Board of Directors since August 2014. Mr. Stafeil has served as the Executive Vice President and CFO of Adient, a subsidiary of Johnson Controls, Inc., since April 2016. Prior to that, Mr. Stafeil was Chief Financial Officer at Visteon Corporation from October 2012 and its Executive Vice President from November 2012. He served as the Chief Financial Officer and Executive Vice President of DURA Automotive Systems, LLC (alternate name, Dura Automotive Systems Inc.) from December 2008 to 2010 and served as its Chief Executive Officer from October 2010 to 2012. Prior to joining DURA, he served as the Chief Financial Officer and member of management board of Klöckner Pentaplast GmbH & Co. KG. He served as Chief Financial Officer and Executive Vice President of Oldco M Corporation (the former Metaldyne Corporation) from 2001 to 2007, in addition to other management positions, since joining Oldco M Corporation in 2001. Mr. Stafeil served as a director of DURA Automotive Systems, LLC from June 2008 to October 2012 and Meridian Corporation from 2006 to 2009. From 2009 to 2012, he served as a director of J.L. French Automotive Castings Inc. and was previously a director of HHI. He currently serves as a director of Mentor Graphics 5Corp. Mr. Stafeil holds a B.S. degree in Accounting from Indiana University and an M.B.A. from the Fuqua School of Business at Duke University. Mr. Stafeil was chosen as our director because of his operational leadership and financial management experience.

•	George Thanopoulos, 52, was named our Chief Executive Officer in August 2014 in connection with the Combination and has served on our Board of Directors since August 2014. Mr. Thanopoulos is the founder of HHI and served as its President and Chief Executive Officer from September 2005 until December 2015. Prior to founding HHI, he was a group president of Oldco M Corporation (the former Metaldyne Corporation) and prior to that held multiple positions at MascoTech, Inc., a predecessor company to Oldco M Corporation, over a 15-year period, including engineering, plant management, and executive management. Mr. Thanopoulos served as a member of the board of directors of Global Brass and Copper Holdings, Inc., a converter, fabricator, distributor, and processor of specialized copper and brass products in North America, from 2011 to 2014. Mr. Thanopoulos also served as a director of JL French Automotive Castings, Inc., a supplier of die cast aluminum components and assemblies, from 2006 to 2012 and as a director of Chassis Brakes International, a supplier of automotive foundation brakes and brake components, from 2012 to 2013. Mr. Thanopoulos holds a B.S. degree in Mechanical Engineering from the University of Michigan. Mr. Thanopoulos was chosen as our director because of his extensive experience in management and in the manufacturing industry.

Class II Director Nominees for a Term Expiring in 2019

•	Nick Bhambri, 52, has served on our Board of Directors since August 2014. Mr. Bhambri also served as the President of MECS Inc., a DuPont company, until April 2012. Before MECS was acquired by DuPont, Mr. Bhambri served as President and Chief Executive Officer of MECS since 2007, having joined the company in 1992. Mr. Bhambri was previously a director of HHI. Mr. Bhambri holds a B.S. degree in Mechanical Engineering and an M.B.A. from Washington University in St. Louis. Mr. Bhambri was chosen as our director because of his experience in the manufacturing industry.

•	Loren Easton, 36, has served on our Board of Directors since June 2014. Mr. Easton is also a Managing Director of American Securities, having joined in 2009. Prior to joining American Securities, Mr. Easton was a Vice President at ACI Capital Co., LLC and was an analyst at Lazard Frères. He was previously a director of Grede and Metaldyne and is currently a director of Frontier Spinning Mills and Unifrax. Mr. Easton holds a B.A. degree and an M.B.A. from the University of Pennsylvania. Mr. Easton was chosen as our director because of his management and financial expertise.

•	William Jackson, 55, has served on our Board of Directors since August 2014. Mr. Jackson is the President of Building Efficiency, a division of Johnson Controls Inc., since September 2013. He also has served as its President of the Automotive Electronics & Interiors of Johnson Controls, Inc. Mr. Jackson served as an Executive Vice President of Operations & Innovation at Johnson Controls Inc. from May 2011 to September 2013. Prior to Johnson Controls, he served as Senior Vice President and President of Automotive at Sears Holdings Corporation since March 2009 and was responsible for the leadership, and turnaround of its automotive repair business, both across all 800 plus stores and online. Prior to Sears Holdings Corporation, Mr. Jackson was a Senior Partner and served in various leadership roles at Booz & Company. He served on the board of directors for both Booz Allen Hamilton and Booz & Company and was previously a director of Cincinnati Milacron. Mr. Jackson holds a B.S. degree and an M.S. degree in Mechanical Engineering from the University of Illinois and an M.B.A. from the University of Chicago. Mr. Jackson was chosen as our director because of his automotive and industrial consulting experience.

Class III Directors with Terms Expiring in 2017

•	Michael Fisch, 53, has served on our Board of Directors since August 2014. Mr. Fisch is also the President and CEO of American Securities, which he co-founded in 1994. Mr. Fisch was previously a director of Metaldyne, Grede, and HHI and currently serves on the boards of certain American Securities affiliates, including ASP Portfolio Companies. He is a Trustee of Princeton Theological Seminary and the Chairman of its Investment Committee; board member and Treasurer of Human Rights Watch and the Chairman of its Investment Committee; member of the Board of Directors of The New York Metropolitan Baseball Club, Inc.; and member of The Presidents Leadership Council of Dartmouth College. Mr. Fisch holds a B.A. degree from Dartmouth College and an M.B.A. from Stanford University. Mr. Fisch was chosen as our director because of his management and financial expertise.

•	John (Jack) Pearson Smith, 67, has served on our Board of Directors since August 2014. Mr. Smith is also director and co-owner of Silversmith Inc., a producer of metering and automated data reporting systems for natural gas, oil production, and waste water disposal, which he co-founded in 2003. Prior to that, Mr. Smith was President and Chief Executive Officer of Holland Neway International, a producer of commercial vehicle suspensions and brake systems, with prior experience in engineering management at Ford Heavy Truck Division. Mr. Smith was previously a director of Metaldyne, and currently serves on the board of directors of SRAM Corporation. He is also on the board of Grand Valley State University Foundation. Mr. Smith holds a B.S. degree and an M.S. degree in Mechanical Engineering and an M.B.A. from the University of Michigan. Mr. Smith was chosen as our director because of his operational leadership and automotive expertise.

Leadership of the Board

The Company currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the different responsibilities associated with the two roles. As Chief Executive Officer, Mr. Thanopoulos, is responsible for the general management, oversight, leadership, supervision and control of the day-to-day business and affairs of the Company, and ensures that all directions of the Board are carried into effect. Mr. Penn, the Chairman of the Board, is charged with presiding over all meetings of the Board and the Company’s shareholders, and providing advice and counsel to the CEO and other Company officers regarding the Company’s business and operations. Separating these roles allows the CEO and the Chairman to focus their time and energy where they are best used.

Board’s Role of Risk Oversight

The Board has overall responsibility for the oversight of risk at the Company, which it generally carries out through its standing committees, and also considers risk in its strategic planning for the Company and in its consideration of other matters. The Audit Committee oversees financial risk through review and discussion with management, and monitors the Company’s risk management practices. The Audit Committee also reviews and discusses other risks that relate to our business activities and operations. The Compensation Committee, in overseeing risk associated with compensation programs and practices, meets periodically with management to discuss current issues. The Nominating and Corporate Governance Committee monitors the compliance of our corporate governance practices with applicable requirements and evolving developments. Each committee makes a full report to the Board of Directors at the Board’s regular meetings regarding such committee’s considerations and recommendations, including risk considerations, which are then discussed by the Board with management.

Controlled Company Exception and Phase-in

American Securities beneficially owns shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (“NYSE”). Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements that (1) a majority of our Board of Directors consist of independent directors, (2) our Board of Directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) our Board of Directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. The Company is currently utilizing some of these exemptions. As a result, although we have independent director representation on our compensation and nominating and corporate governance committees, they are not comprised entirely of independent directors, and only half of our board members are independent directors. Although we may transition to fully independent compensation and nominating and corporate governance committees prior to the time we cease to be a “controlled company,” until such time you will not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. The controlled company exemption does not modify the independence requirements for the Audit Committee, and we currently comply with the requirements of the Sarbanes-Oxley Act and the NYSE rules. The Audit Committee consists of at least three members and is composed entirely of independent directors. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.

Director Independence

Our Board of Directors has affirmatively determined that Mr. Bhambri, Mr. Jackson, Mr. Smith, and Mr. Stafeil are independent directors under the applicable rules of the NYSE and as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”).

Board and Committees

During 2015 the Board of Directors held six meetings. Each director attended in person or by phone all of the Board meetings and all applicable committee meetings that were held during 2015 while such person was a director, except for Mr. Jackson who missed two Board and two committee meetings. The Board has a policy that all directors attend the Annual Meeting of Shareholders absent unusual circumstances, and all of our directors attended that meeting in person or by phone in 2015.

Our Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees function pursuant to written charters adopted by our Board. The committee charters are posted on our website at www.mpgdriven.com and are available to you in print from the website or upon request.

Communicating with the Board

Shareholders and other interested parties may communicate with directors by contacting the Company Secretary at One Towne Square, Suite 550, Southfield, Michigan 48076. The Secretary will relay appropriate questions or messages to the directors.

Audit Committee – Held 5 Meetings in 2015

The primary purpose of our Audit Committee is to assist the Board’s oversight of:

•	the audits and integrity of our financial statements;

•	our processes relating to risk management;

•	our processes relating to the systems of internal control over financial reporting and disclosure controls and procedures;

•	the qualifications, engagement, compensation, independence, and performance of our independent auditor;

•	the auditor’s conduct of the annual audits of our financial statements and internal control over financial reporting, and any other auditor services provided; and

•	the performance of our internal audit function.

Our Audit Committee also reviews and assesses our legal and regulatory compliance and the application of our codes of business conduct and ethics as established by management and the Board.

Messrs. Stafeil, Bhambri, and Smith serve on the Audit Committee. Mr. Stafeil serves as Chairman of the Audit Committee and also qualifies as an “audit committee financial expert” as such term has been defined by the Securities and Exchange Commission (the “SEC”) in Item 407(d)(5)(ii) of Regulation S-K, and each Audit Committee member meets the financial literacy requirements of the NYSE. Our Board of Directors has affirmatively determined that Mr. Stafeil, Mr. Bhambri, and Mr. Smith meet the definition of an “independent director” for the purposes of serving on the Audit Committee under applicable Securities and Exchange Commission and NYSE rules. Mr. Smith was appointed to the Audit Committee in October 2015 upon the resignation of Mr. Easton.

Compensation Committee – Held 5 Meetings in 2015

The primary purposes of our Compensation Committee are to:

•	oversee our employee compensation policies and practices;

•	determine, approve, or recommend the compensation of our chief executive officer and other executive officers;

•	review, approve, or recommend incentive compensation and equity compensation policies and programs; and

•	produce the annual report of the Compensation Committee as required by SEC rules.

Messrs. Penn, Easton, and Jackson serve on the Compensation Committee, and Mr. Penn serves as the Chairman.

Nominating and Corporate Governance Committee – Held 2 Meetings in 2015

The primary purposes of our Nominating and Corporate Governance Committee are to:

•	identify and screen individuals qualified to serve as directors and recommend to the Board of Directors candidates for nomination for election;

•	evaluate, monitor, and make recommendations to the Board of Directors with respect to our corporate governance guidelines;

•	coordinate and oversee the annual self-evaluation of the Board of Directors and its committees and management; and

•	review our overall corporate governance and recommend improvements for approval by the Board of Directors where appropriate.

Messrs. Fisch, Penn, and Smith serve on the Nominating and Corporate Governance Committee, and Mr. Fisch serves as the Chairman. Pursuant to the Stockholders’ Agreement dated August 4, 2014 among the Company and certain of its shareholders, for so long as American Securities in the aggregate owns at least 10% of the outstanding shares of Company common stock, it is entitled to nominate at least one individual for election to the Board. The Stockholders’ Agreement also provides that the Company, the Board (subject to exercise of their fiduciary duties under applicable law), and the Nominating and Corporate Governance Committee (subject to exercise of their fiduciary duties under applicable law) will (i) nominate and recommend to shareholders, for election or re-election as part of the management slate of directors, a nominee designated by American Securities (the “AS Nominee”), and (ii) provide the same type of support for the election of each AS Nominee as provided to other persons standing for election as directors of the Company as part of the management slate. Mr. Easton, who is standing for reelection this year, and Mr. Fisch were AS Nominees. See “Certain Relationships and Related Person Transactions” for additional information regarding the Stockholders’ Agreement.

The Nominating and Corporate Governance Committee has a policy to consider and will consider recommendations for Board candidates submitted by shareholders using substantially the same criteria it applies to recommendations from the committee, directors, and members of management. Shareholders may submit recommendations by providing a person’s name and appropriate background and biographical information in writing to:

Metaldyne Performance Group Inc.

One Towne Square, Suite 550

Southfield, MI 48076

Attention: Nominating and Corporate Governance Committee

Code of Business Conduct and Ethics

We adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The code of business conduct and ethics is available on our web site at www.mpgdriven.com. Any waiver of the code for directors or executive officers may be made only by our Board of Directors and will be promptly disclosed to our shareholders as required by applicable U.S. securities laws and the corporate governance rules of the NYSE. Amendments to the code must be approved by our Board of Directors and will be promptly disclosed (other than technical, administrative, or non-substantive changes). Any amendments to the code, or any waivers of its requirements, will be disclosed on our website. Any person may request a copy of the code of business conduct and ethics, at no cost, by writing to us at the following address:

Metaldyne Performance Group Inc.

One Towne Square, Suite 550

Southfield, MI 48076

Attention: Corporate Integrity Committee

Corporate Governance Guidelines

Our Board of Directors adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, as applicable, that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman of the Board and Chief Executive Officer, executive sessions, standing board committees, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management, and management succession planning. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines at least annually and recommending any proposed changes to the Board for approval. A copy of our corporate governance guidelines is posted on our website www.mpgdriven.com.

Director Compensation

For service on our Board, non-employee director compensation consists of annual cash compensation of $100,000 and an annual grant of restricted stock with a grant date value of $50,000 that will vest over a three-year period. For Messrs. Easton, Fisch and Penn, the cash compensation is paid directly to American Securities and not to the director individually. Those directors also assign their grant of restricted stock to American Securities. Mr. Stafeil receives additional annual cash compensation of $25,000 for his services as the Chairman of the Audit Committee. Mr. Thanopoulos, who is an employee of the Company, receives no additional compensation for his service on our Board of Directors.

The following table sets forth compensation paid for 2015 for our non-employee directors’ service on our Board.

Name	Cash Fees Earned ($)	Stock Awards ($)(1)	Total ($)
Nick Bhambri	100,000	50,000	150,000
Loren Easton	100,000	50,000	150,000
Michael Fisch	100,000	50,000	150,000
William Jackson	100,000	50,000	150,000
Kevin Penn	100,000	50,000	150,000
Jack Smith	100,000	50,000	150,000
Jeffrey Stafeil	125,000	50,000	175,000

(1)	In 2015, each non-employee director received a restricted stock award for 2,645 shares of Company common stock. The award vests in three equal annual installments commencing on the first anniversary of the grant date. Messrs. Easton, Fisch and Penn assigned their rights to American Securities. This column reflects the grant date fair value of the shares of restricted stock awarded, in accordance with FASB ASC 718, which was determined using the closing price of the Company’s common stock as of the grant date.

The following table sets forth the aggregate number of shares of unvested restricted stock, and the aggregate number of stock options held by non-employee directors as of December 31, 2015.

Name	Unvested Restricted Stock	Stock Options Outstanding
Nick Bhambri	2,645	16,695
William Jackson	2,645	11,765
Jack Smith	2,645	11,765
Jeffrey Stafeil	2,645	12,630

PROPOSAL 1: ELECTION OF CLASS II DIRECTORS

Our amended and restated certificate of incorporation provides that our Board will be divided into three classes, with one class being elected at each annual meeting of shareholders and with each director serving a three-year term. The term of office of our Class II directors, Nick Bhambri, Loren Easton, and William Jackson, expires at this Annual Meeting. The Board proposes the election of Messrs. Bhambri, Easton, and Jackson to serve as directors for a term expiring at the Annual Meeting of Shareholders in 2019, or until their respective successors are elected and qualified.

The Board of Directors expects that the persons named as proxy holders on the proxy card will vote the shares represented by each proxy for the election of each director nominee unless a contrary direction is given. If prior to the meeting a nominee is unable or unwilling to serve as a director, which the Board of Directors does not expect, the proxy holders may vote for such alternate nominee, if any, as may be recommended by the Board of Directors, or the Board may reduce its size.

Information regarding each of our director nominees is set forth in this Proxy Statement under “Board of Directors—Class II Director Nominees for a Term Expiring in 2019.”

The Board of Directors recommends a vote FOR the election to the Board of Directors of each of the following Class II director nominees:

Name	Age	Occupation
Nick Bhambri	52	Former President of MECS Inc.
Loren Easton	36	Managing Director of American Securities
William Jackson	55	President of Building Efficiency, a division of Johnson Controls Inc.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of our executive officers, who serve at the discretion of our Board of Directors.

Name	Age	Position
George Thanopoulos	52	Chief Executive Officer
Mark Blaufuss	48	Chief Financial Officer
Douglas Grimm	54	President & Chief Operating Officer
Russell Bradley	55	Executive Vice President of Sales

Mr. Thanopoulos’s experience is set forth above under “Board of Directors—Class I Directors with Terms Expiring in 2018.”

Mr. Blaufuss is our Chief Financial Officer and was named Chief Financial Officer and Treasurer in August 2014. He served as the Company’s Treasurer from August 2014 until a manager on his staff was appointed to the office in June 2015. Mr. Blaufuss has also served as Metaldyne’s Chief Financial Officer since May 2011. Prior to joining Metaldyne, Mr. Blaufuss held the Chief Financial Officer position at United Components, Inc., an aftermarket automotive parts supplier, from September 2009 to April 2011, and at Axletech International, a planetary axle supplier, from April 2007 to September 2009. He also worked as a director of AlixPartners, a consulting firm, Corporate Controller of JPE, Inc., an automotive parts supplier, and Manager at PricewaterhouseCoopers. Mr. Blaufuss acted as CFO for Stonebridge Industries, Inc. until 2004. Stonebridge Industries, Inc. filed for Chapter 11 bankruptcy in 2005. Mr. Blaufuss holds a B.S. degree in Accounting from Michigan State University.

Douglas Grimm was named President and Chief Operating Officer in December 2015. Mr. Grimm previously served as Co- President of MPG since August 4, 2014 and President and Chief Executive Officer of Grede since February 2010. Prior to that, he served as Chief Executive Officer of Citation Corporation, a foundry that manufactures components for the transportation and industrial markets, from January 2008 to February 2010. Prior to co-founding Grede Holdings LLC, Mr. Grimm served as Vice President—Global Ford, Materials Management, Powertrain Electronics & Fuel Operations of Visteon Corporation, a global automotive supplier that manufactures climate, electronics, and interior products for vehicle manufacturers, from 2006 to 2008. Prior to that time, Mr. Grimm spent five years at Oldco M Corporation (the former Metaldyne Corporation) as a Vice President in various executive positions, including commercial operations, General Manager of forging and casting operations, as well as having responsibility for global purchasing and quality. Before joining Oldco M Corporation in 2001, Mr. Grimm was with Dana Corporation, a worldwide supplier of drivetrain, sealing and thermal management components and systems in 1998 and served as Vice President, Global Strategic Sourcing. Prior to that, Mr. Grimm spent 10 years at Chrysler Corporation in various purchasing management positions. Mr. Grimm is the immediate past Chairman of the Original Equipment Supplier Association (OESA) and Chairman of the Motor & Equipment Manufacturers Association (MEMA). Mr. Grimm holds a B.A. degree in Economics & Management from Hiram College (OH), where he is a member of the board of trustees, and an M.B.A. from the University of Detroit.

Russell Bradley was named our Executive Vice President of Sales in December 2015. Mr. Bradley previously held the Executive Vice President of Sales position at HHI since 2007, where he was responsible for the development of long-term customer relationships, organic and acquisition growth strategies, and post-acquisition turnaround and integration activities. Mr. Bradley has more than 25 years of sales and executive management experience. He began his career at Jernberg Industries in 1989 as a Sales Engineer, joining HHI during its acquisition of Jernberg Industries in 2005. Mr. Bradley holds a Bachelor of Science Degree in Marketing from Elmhurst College.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows information as of March 18, 2016 regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each director and director nominee, and each person named in the 2015 Summary Compensation Table below (a “named executive officer” or “NEO”); and

•	all members of our Board and our executive officers as a group (11 individuals).

Beneficial ownership of shares is determined under SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 69,054,796 shares of our common stock outstanding and beneficial ownership as of March 18, 2016. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each holder listed below is One Towne Square, Suite 550, Southfield, MI 48076, c/o Metaldyne Performance Group Inc.

	Shares of common stock beneficially owned
Name of beneficial owner	Number of shares(5)(6)	Percentage of shares
5% shareholders:
ASP MD Investco LP(1)	51,373,293	76.0%
Levin Capital Strategies, L.P.(2)	3,772,559	5.6%
Named executive officers and directors:
George Thanopoulos	2,773,443	3.8%
Mark Blaufuss(3)	374,857	*
Douglas Grimm	367,731	*
Russell Bradley	133,606	*
Nick Bhambri	31,593	*
Loren Easton	—	—
Michael Fisch	—	—
William Jackson	9,418	*
Kevin Penn	—	—
John Pearson Smith	9,418	*
Jeffrey Stafeil	14,329	*
All board of director members and executive officers as a group (11 persons)	3,714,395	5.1%
Thomas Amato(4)	911,307	1.3%

*	Less than 1%
(1)	Based on Schedule 13G filed on February 16, 2016, as of December 31, 2015 (i) ASP MD Investco LP, (ii) American Securities Partners VI, L.P., American Securities Partners VI(B), L.P., American Securities Partners VI(C), L.P. , American Securities Partners VI(D), L.P. (collectively, the “Sponsors”), the owners of partnership interests of ASP MD Investco LP, (iii) American Securities Associates VI, LLC, the general partner of each of the Sponsors, and (iv) American Securities LLC, which provides investment advisory services to each Sponsor, may be deemed to be the beneficial owner of 51,365,358 shares of our common stock, with shared voting and shared dispositive power. Amount shown also includes 7,935 of unvested restricted shares that were assigned by our directors employed by American Securities. The address for each beneficial owner is c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, NY 10171.
(2)	Based on Schedule 13G filed on February 2, 2016, as of December 31, 2015 Levin Capital Strategies, L.P. filing jointly with (i) LCS, LLC, (ii) LCS Event Partners LLC, (iii) LCS L/S, LLC and (iv) John A. Levin, the Chief Executive Officer and controlling person of each such entity, may be deemed to be the beneficial owner of 3,772,559 shares of our common stock, with sole voting power and sole dispositive power over 23,146 shares, shared voting power over 2,645,042 shares and shared dispositive power over 3,749,413 shares. The address for each is 595 Madison Avenue, 17th Floor, New York, NY 10022.
(3)	Does not include 1,031 shares of our common stock held in escrow in connection with American Securities’ acquisition of Metaldyne.
(4)	Does not include 6,448 shares of our common stock held in escrow in connection with American Securities’ acquisition of Metaldyne.

(5)	Shares owned by executive officers and directors include unvested shares of restricted stock over which the holder has sole voting but not investment power: 256,465 shares for Mr. Thanopoulos; 159,025 shares for Mr. Blaufuss; 219,002 shares for Mr. Grimm; 2,335 shares for Mr. Bradley, 1,764 shares for each of Mr. Bhambri, Mr. Jackson, Mr. Smith, and Mr. Stafeil; and 643,883 shares for all current executive officers and directors as a group.
(6)	Shares owned by directors and executive officers include shares that may be acquired on or before May 17, 2016 upon exercise of stock options: 918,170 shares for Mr. Thanopoulos; 161,016 shares for Mr. Blaufuss; 32,597 shares for Mr. Grimm; 113,827 for Mr. Bradley; 9,858 shares for Mr. Bhambri; 6,773 shares for Mr. Jackson; 6,773 shares for Mr. Smith; 5,959 shares for Mr. Stafeil; 1,254,973 shares for all current directors and current executive officers as a group; and 519,754 shares for Mr. Amato;. Holders of options have no voting or investment power over unexercised option shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no such forms were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2015, except that the following were not timely filed: one report by each of Mr. Amato, Mr. Blaufuss, Mr. Grimm, and Mr. Thanopoulos, with each disclosing two transactions; and one report by each of Mr. Bhambri, Mr. Jackson, Mr. Smith, and Mr. Stafeil, with each disclosing one transaction.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Set forth below is a description of certain relationships and related person transactions between us or our subsidiaries and our directors, executive officers, and holders of more than 5% of our voting securities. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.

Merger Agreement

Pursuant to the Merger Agreement dated as of July 31, 2014 (the “Merger Agreement”), the Combination was consummated on August 4, 2014 whereby HHI, Metaldyne, and Grede became wholly-owned subsidiaries of MPG. In connection with the Combination (except for treasury shares or treasury units and certain shares or units owned by American Securities, which were cancelled for no consideration), (i) each issued and outstanding unit of ASP Grede Intermediate Holdings LLC was converted into the right to receive 10.72363 shares of our common stock, (ii) each issued and outstanding share of common stock of ASP MD Holdings, Inc. was converted into the right to receive 0.21399 shares of our common stock, (iii) each issued and outstanding share of common stock of ASP HHI Holdings, Inc. was converted into the right to receive 1.67082 shares of our common stock, and (iv) the outstanding options to purchase shares of ASP MD Holdings, Inc., ASP HHI Holdings, Inc., and ASP Grede Intermediate Holdings LLC were converted into options to acquire a number of shares of our common stock, in each case in accordance with and subject to the terms and conditions of the Merger Agreement. In addition, following the Grede merger in the Combination, ASP Grede Holdings LLC liquidated and distributed the shares of our common stock it received in the Combination to its former unit holder.

Stockholders’ Agreement

We entered into a Stockholders’ Agreement on August 4, 2014 (the “Stockholders’ Agreement”) that governs our relationship with certain of our stockholders, and which prescribes the rights and restrictions of each stockholder party thereto. Upon completion of the IPO, the provisions in the Stockholders’ Agreement that provide for limitations on transfers (including, among others, the limitations on a minority investor transferring his or her shares, the right of first offer, tag-along rights, drag-along rights and participation rights) terminated. In addition, certain provisions that provide for the purchase of minority shares of our common stock upon termination of employment of a minority investor also terminated at that time. All provisions in the Stockholders’ Agreement will terminate upon the sale of all or substantially all of the assets or equity interests in MPG to a third party, whether by merger, consolidation, sale of assets or securities, or otherwise.

The Stockholders’ Agreement provides demand registration rights to American Securities. In connection with any registration effected pursuant to the terms of the Stockholders’ Agreement, we are required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees, and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by the persons including such registrable securities in any such registration on a pro rata basis. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages, and liabilities with respect to each registration effected pursuant to the Stockholders’ Agreement.

Indemnification Agreements

We entered into indemnification agreements with our current directors and NEOs, other than Mr. Bradley, and expect to enter in a similar agreement with Mr. Bradley and any new directors or executive officers. The indemnification agreement entitles the indemnitee to indemnification, to the fullest extent permitted by law, if the indemnitee is, or threatened to be made, a party to or to participate in a legal proceeding, investigation, inquiry, hearing, or other action by reason of the fact that the person is or was a director or executive officer of the Company.

Policies for Approval of Related Person Transactions

We have adopted a written policy relating to the approval of related person transactions. Our Audit Committee will review and approve or ratify all relationships and related person transactions between us and (i) our directors, director nominees, executive officers, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our General Counsel will be primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	the importance of the transaction to us.

Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Audit Committee will provide all material information concerning the transaction to the Audit Committee

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below.

Executive Summary

This compensation discussion and analysis provides an overview and analysis of (i) the elements comprising the compensation programs at MPG for our named executive officers, which we refer to in this compensation discussion and analysis as our named executive officers (“NEOs”), (ii) the compensation decisions made under such programs and reflected in the executive compensation tables that follow this compensation discussion and analysis, and (iii) the material factors considered in making those decisions.

Our NEOs

For the year ended December 31, 2015, our NEOs were:

•	George Thanopoulos, our Chief Executive Officer;

•	Mark Blaufuss, our Chief Financial Officer;

•	Douglas Grimm, our Chief Operating Officer;

•	Russell Bradley, our Executive Vice President of Sales; and

•	Thomas Amato, our former Co-President of MPG and President & CEO of Metaldyne. Mr. Amato resigned from his position effective December 23, 2015.

Compensation Philosophy

Our overall MPG compensation program is structured to attract, motivate, and retain highly qualified executives by paying them competitively, with variable components designed to pay them based on results that are consistent with our performance on both a short- and long-term basis and on their contribution to that success. In addition, this program is structured to ensure that a significant portion of compensation opportunity is related to specific, measurable factors that directly and indirectly influence shareholder value. Accordingly, we continue to set goals designed to link each executive officer’s compensation to our performance and the executive officer’s own performance.

Compensation Elements

Our compensation for our NEOs consists primarily of the elements, and their corresponding primary objectives, identified in the following table.

Compensation Element	Primary Objective
Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

Annual performance-based compensation	To promote our near-term performance objectives across the entire workforce and reward individual contributions to the achievement of those objectives.

Long-term equity incentive awards	To emphasize our long-term performance objectives, encourage the maximization of shareholder value and retain key executives by providing an opportunity to own our stock.

Severance and change in control benefits	To encourage the continued attention and dedication of key individuals when considering strategic alternatives.

Retirement savings (401(k)) plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing health, dental, disability and life insurance as well as other benefits with high perceived values at a relatively low cost to us.

Compensation Committee

The Compensation Committee oversees our executive compensation programs, determines the compensation of our executive officers, and reviews executive officer compensation policies and practices to ensure adherence to our compensation philosophies. In addition, the Compensation Committee is charged with ensuring that the total compensation paid to our executive officers is fair, reasonable, and competitive, taking into account our position within our industry, including our comparative performance, and our NEOs’ level of expertise and experience in their positions. The Compensation Committee’s responsibilities include: (a) determining base salary and target bonus levels (representing the bonus that may be awarded expressed as a percentage of base salary or as a dollar amount for the year), (b) assessing the performance of the Chief Executive Officer and other NEOs for each applicable performance period, (c) determining the awards to be paid to our Chief Executive Officer and other NEOs under our annual performance-based compensation program for each year, (d) reviewing and recommending to the Board equity award grants under our 2014 Equity Incentive Plan; (e) providing oversight of our compensation policies, plans, and benefit programs including reviewing, approving, and administering all compensation and employee benefit plans, policies, and programs; and (f) producing, approving, and recommending to the Board of Directors for approval reports on compensation matters required to be included in our annual proxy statement or annual report. The Compensation Committee, by resolution approved by a majority of the committee, may form and delegate any of its responsibilities to a subcommittee, so long as such subcommittee is sole comprised of one or more members of the Compensation Committee.

In determining compensation levels for our NEOs, the Compensation Committee considers each NEO’s unique position and responsibility and relies upon the judgment and experience of its members, including their review of competitive compensation levels in our industry. We believe that executive officer base salaries should be competitive with the salaries of executive officers in similar positions and with similar responsibilities in our marketplace and adjusted for financial and operating performance, each executive’s level of experience, and each executive’s current and expected future contributions to our results. In this regard, each NEO’s current and prior compensation is considered as a reference point against which determinations are made as to whether increases are appropriate to retain the NEO in light of competition or in order to provide continuing performance incentives.

Role of Chief Executive Officer

To aid the Compensation Committee in making its determinations, the Chief Executive Officer provides recommendations at least annually to the Compensation Committee regarding the compensation of the other executive officers. The Compensation Committee reviews the performance of our executive officers, including the Chief Executive Officer, at least annually to determine each executive officer’s compensation.

Use of Peer Group Data

We use benchmarking or compensation consultants, directly compare compensation levels with peer companies, or refer to any specific compensation survey or other data to review the total compensation of our NEO’s. The Compensation Committee may use compensation consultants and peer group data in making future compensation decisions, including studies on compensation structure and banding as well as our long-term incentive plan in comparison to our peers.

In 2015, the Compensation Committee approved the engagement of Willis Towers Watson as an independent compensation consultant. Willis Towers Watson consulting services included assistance with benchmarking executive compensation, assistance developing an appropriate peer group of companies for compensation benchmarking purposes, and providing data regarding organizational structures and reporting relationships at peer group companies. The Compensation Committee has determined that Willis Towers Watson is independent under its charter and applicable NYSE rules and further, that no conflict of interest exists between Willis Towers Watson and the Company.

Our Compensation Committee has established the following peer group with which we compete for talent to assist with external benchmarking and to assist the committee in determining total compensation for executive officers, which includes salary, performance-based compensation, long-term equity incentive awards, and other compensation:

Actuant Corporation	American Axle & Manufacturing Holdings, Inc.	BorgWarner Inc.
Colfax Corporation	Cooper-Standard Holdings Inc.	Dana Holding Corporation
Gentex Corporation	ITT Corporation	Linamar Corp
Meritor, Inc.	Modine Manufacturing Company	Snap-on Incorporated
SPX Corporation	The Timken Company	Tower International, Inc.
Valmont Industries, Inc.	Visteon Corporation

The peer group was established based on meeting certain criteria such as revenue size (between 0.5x and 3.5x MPG revenues), industry (auto or industrial markets), traded on a major stock exchange, and being similar in size and in a similar industry. Based on these criteria, adjustments were made to our previous peer group company listing. Actuant Corporation, Colfax Corporation, Gentex, Meritor Inc., Modine Manufacturing Company, SPX Corporation, Tower International, Inc. and Visteon Corporation were added to our 2015 peer group analysis, while Ametek, Inc., Allison Transmission Holdings, Inc., Briggs & Stratton Corporation, Brunswick Corporation, Delphi Automotive PLC, Terex Corporation, Titan International Inc., TRW Automotive, and WABCO Holdings Inc. were removed from the group.

Compensation Programs

The 2015 compensation for each of our NEOs was determined in accordance with the terms of their respective employment agreements, offer letters or business unit compensation packages. The compensation for Mr. Thanopoulos, Mr. Blaufuss and Mr. Bradley in 2015 consisted of base salary, non-equity incentive plan compensation, equity compensation, and other compensation (including, among other items, 401(k) savings plan match). The compensation for Mr. Grimm in 2015 consisted of a base salary, non-equity compensation, and other compensation (including, among other items, a flexible allowance plan, car allowance, and 401(k) savings plan match). The compensation for Mr. Amato in 2015 consisted of base salary, non-equity incentive plan compensation, equity compensation, and other compensation (including, among other items, a flexible allowance plan and 401(k) savings plan match). Each of the elements of the 2015 compensation for the NEOs is described below.

Base Salary

Base salaries for our NEOs are generally set at levels deemed necessary to attract and retain individuals with superior talent while taking into account the total compensation package provided to them. Each year, base salaries are reviewed and adjusted, if necessary, based upon the scope of responsibility and demonstrated proficiency of the NEOs as assessed by the Compensation Committee.

The following table sets forth the 2015 base salaries for our NEOs.

		2015
Name	Principal Position	Base Salary
George Thanopoulos	Chief Executive Officer and President	$1,000,000	(1)
Douglas Grimm	Chief Operating Officer	750,000
Mark Blaufuss	Chief Financial Officer	600,000
Russell Bradley	Executive Vice President of Sales	280,740	(2)
Thomas Amato	Former Co-President of MPG, and President & CEO of Metaldyne	750,000

(1)	The base salary of Mr. Thanopoulos was $874,182 for the period from July 1, 2014 through June 30, 2015. It was increased to $1,000,000 effective as of July 1, 2015.
(2)	Effective as of July 1, 2015, the base salary of Mr. Bradley was increased from $272,563 to $280,740.

2015 Performance-based Compensation

For 2015, the Compensation Committee structured our performance-based compensation program in a manner to reward executive officers based on MPG performance and the performance of the individual NEOs relative to their individual performance objectives. This allows all executive officers to receive incentive bonus compensation in the event certain specified corporate performance measures are achieved.

Under the MPG performance-based compensation plan effective January 1, 2015, each of our executive officers earned an award based on MPG Adjusted EBITDA, MPG Adjusted EBITDA less capital expenditures, and individual performance objectives. Mr. Bradley’s 2015 performance-based compensation was also aligned to the HHI Business Unit Adjusted EBITDA. Each NEO was eligible to receive a target award based on a percentage of his base salary, with 50% of the award based on MPG Adjusted EBITDA, 25% of the award based on MPG Adjusted EBITDA less capital expenditures, and 25% of the award based on that NEO’s individual performance objectives except Mr. Bradley, whose award was based on 25% MPG Adjusted EBITDA, 25% HHI Business Unit Adjusted EBITDA, 25% Adjusted EBITDA less capital expenditures, and 25% based on his individual performance objectives. To receive an award, MPG Adjusted EBITDA must meet or exceed 90% of budgeted Adjusted EBITDA. To receive the target award, we had to meet or exceed our budgeted Adjusted EBITDA and Adjusted EBITDA less capital expenditures, and the executive officer had to meet their individual performance objectives. If our Adjusted EBITDA and Adjusted EBITDA less capital expenditures exceeded the budget amounts and the NEOs met their performance objectives, the executive officers would be eligible to receive an award in excess of their target award up to a maximum of 200% of their target award. The target awards for Mr. Thanopoulos, Mr. Blaufuss, Mr. Grimm, Mr. Bradley, and Mr. Amato, are 100%, 60%, 110%, 50%, and 100% respectively, of their base salary. For 2015, MPG’s Adjusted EBITDA was 97% of budget, MPG’s Adjusted EBITDA less capital expenditures was 96% of budget and HHI Business Unit Adjusted EBITDA was 100% of budget. Based on the company performance and individual NEO performance to objectives, 2015 cash payments were made in the amounts of $975,000, $347,400, $794,071, $136,159, and $731,250, for Mr. Thanopoulos, Mr. Blaufuss, Mr. Grimm, Mr. Bradley and Mr. Amato, respectively.

The computation of Adjusted EBITDA is generally consistent with the definition of the Company’s “Adjusted EBITDA,” the calculation for which is contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, except that: corporate expenses are not allocated to the individual Business Units; and the results of operations of our foreign subsidiaries are translated to U.S. Dollars using a constant exchange rate established in the Company’s budgeted Adjusted EBITDA.

2016 Performance-based Compensation

For 2016, the Compensation Committee approved our performance-based compensation program solely on the performance of MPG and the related business units of HHI, Metaldyne, and Grede (the “Business Units”). Therefore, the individual performance component of the 2015 performance-based compensation program has been eliminated. This allows all NEOs to receive incentive bonus compensation in the event certain specified corporate performance measures are achieved.

Under the MPG performance-based compensation plan effective January 1, 2016, each of our executive officers will earn an award based on MPG Adjusted EBITDA and MPG Adjusted EBITDA less capital expenditures. Each NEO will be entitled to receive a target award based on a percentage of his base salary in which 75% of the award will be based on MPG Adjusted EBITDA and 25% of the award will be based on MPG Adjusted EBITDA less capital expenditures. To receive an award, our Adjusted EBITDA has to meet or exceed 95% of budgeted Adjusted EBITDA. To receive the target award, we have to meet or exceed our budgeted Adjusted EBITDA and Adjusted EBITDA less capital expenditures. In the event our Adjusted EBITDA and Adjusted EBITDA less capital expenditures exceed the budget amounts, the NEOs would be entitled to receive an award in excess of their target award up to a maximum of 150% of their target award. The target awards for Mr. Thanopoulos, Mr. Blaufuss, Mr. Grimm and Mr. Bradley will be 100%, 60%, 110%, and 50%, respectively, of their base salary.

The computation of Adjusted EBITDA is generally consistent with the definition of the Company’s “Adjusted EBITDA,” the calculation for which is contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, except that: corporate expenses are not allocated to the individual Business Units; and the results of operations of our foreign subsidiaries are translated to U.S. Dollars using a constant exchange rate established in the Company’s budgeted Adjusted EBITDA.

Long-Term Equity Incentive Awards

We believe that equity ownership provides our NEOs with a strong incentive to increase our value and aligns the interests of our NEOs with the interests of our shareholders. While we do not have a formal policy requiring our officers and directors to own our stock, we may adopt one in the future. However, our NEOs, along with other key employees, were granted stock options and other equity awards at the time of the acquisition of each of HHI, Metaldyne, and Grede by American Securities, as applicable, which were converted into options to purchase our common stock in 2014, as well as additional restricted stock awards and options in connection with the IPO and Combination under our Metaldyne Performance Group Inc. 2014 Equity Incentive Plan. Generally, our existing restricted stock awards and stock options have vesting schedules that are designed to encourage continued employment and option exercise prices that are designed to reward an optionee for our performance. Restricted stock awards vest in two to three annual installments, subject to continued employment on each applicable vesting date. Options generally expire ten years from the date of the grant and vest in three to five equal annual installments following the date of grant, subject to continued employment on each applicable vesting date.

On March 16, 2015, Mr. Thanopoulos, Mr. Blaufuss, Mr. Grimm, and Mr. Amato were each granted 9,920 shares of restricted stock and 20,764 stock options. Mr. Bradley was granted 1,700 shares of restricted stock and 13,761 stock options on March 16, 2015. In addition, on September 1, 2015, Mr. Thanopoulos, Mr. Blaufuss, Mr. Grimm and Mr. Amato, were granted 149,850 shares, 89,910 shares, 112,387 shares, and 112,387 shares of restricted stock, respectively. Each grant of restricted shares and grant of stock options in 2015 was made under our 2014 Equity Incentive Plan. The restricted shares and stock options each vest in three annual installments, beginning on March 16, 2016. The stock options have a ten year term from the date of grant and an option exercise price equal to the closing price of our common stock on the date of grant.

All of the prior Business Unit options converted in 2014 to MPG options that were held by Mr. Thanopoulos, Mr. Blaufuss, Mr. Grimm, Mr. Bradley, and Mr. Amato provide for full vesting upon a “transaction” as defined in their individual award agreements and the Assumed Plans, subject to continued employment through consummation of the transaction. The definition of “transaction” under such agreements and plans generally means (i) the sale of all, or substantially all, of our consolidated assets, including, without limitation, a sale of all or substantially all of our assets or the assets of any of our subsidiaries whose assets constitute all or substantially all of our consolidated assets (or the sale of a majority of the outstanding shares of voting capital stock of any subsidiary or subsidiaries whose consolidated assets so constitute), in any single transaction or series of related transactions; (ii) the sale of shares of our common stock by American Securities or its affiliates, which results in American Securities and its affiliates not having the power to elect or appoint a majority of the members of the board; or (iii) any merger or consolidation of us with or into another corporation or entity unless, after giving effect to such merger or consolidation, the holders of our voting securities (on a fully-diluted basis immediately prior to the merger or consolidation), own voting securities (on a fully-

diluted basis) of the surviving or resulting corporation or entity representing a majority of the outstanding voting power to elect directors of the surviving or resulting corporation or entity in substantially the same proportions that they held their shares prior to such merger. In addition, options granted to any employees under the 2014 Equity Incentive Plan or the Assumed Plans are subject to full vesting upon a “transaction.” Also, the Business Unit options converted in 2014 to MPG options held by Mr. Blaufuss and Mr. Amato provide that if an operating division of the Company or an affiliate is sold, our Board of Directors may, in its discretion, accelerate the vesting of some or all of such executive’s options if the executive’s employment is transferred in connection with such sale.

Retirement Benefits

MPG offers our executive officers retirement benefits through 401(k) plans, which provide tax-efficient retirement savings. Each of our NEOs participates in legacy programs that match a portion of the pre-tax dollar contributions of the executive officer up to a pre-set limit, subject to Internal Revenue Code of 1986, as amended (the “Code”) contribution limits. Matching contributions are immediately vested. In 2015, Mr. Thanopoulos, Mr. Blaufuss, Mr. Grimm, Mr. Bradley, and Mr. Amato received matching contributions of $6,240, $7,950, $5,300, $3,926 and $2,767, respectively.

Perquisites and Other Compensation

We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees for medical, dental, disability, and life insurance. We provide higher levels of long-term disability and life insurance coverage to our executive officers than is generally available to our non-executive employees. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us in attracting and retaining talented executives.

Mr. Grimm and Mr. Amato also received flexible allowance plans that provided reimbursement for certain designated items (including, among other items, supplemental life insurance, liability insurance, club membership, financial and estate planning, and income tax preparation) as well as a tax gross up for certain reimbursements. Mr. Grimm received $33,226 for executive flex and $9,450 for executive life and Mr. Amato received $16,565 for executive flex under these programs. Mr. Grimm is also entitled to an annual car allowance of $10,200. These additional compensation and perquisite benefits were based on legacy Grede and Metaldyne programs to better enable the companies to attract and retain talented employees to key positions with high perceived values at relatively low cost to us.

Employment Agreements and Severance Benefits

In connection with the Combination, we entered into new employment agreements with Mr. Thanopoulos, Mr. Blaufuss, Mr. Grimm and Mr. Amato. We have described the material terms of these agreements below. These employment agreements establish the terms and conditions of such NEO’s employment relationship with us. These agreements generally provide that such NEO receive a minimum base salary and be eligible to receive an annual bonus, but do not otherwise provide for annual salary or bonus increases or other compensation increases. In addition, these employment agreements provide for benefits upon termination of employment in certain circumstances. Based on his new role within the Company, Mr. Bradley’s compensation is being reviewed by the Compensation Committee.

We entered into an employment agreement with George Thanopoulos as of August 4, 2014. Mr. Thanopoulos’ contract period is valid through the earliest of (i) his resignation, (ii) his death or disability, and (iii) his termination by us at any time for cause or without cause. The agreement provides that Mr. Thanopoulos will receive an initial annualized base salary of $874,182. The Board of Directors has discretion to increase (but not reduce) the base salary from time to time. The agreement also provides for an annual cash bonus with a target level of 100% of his base salary, as determined by the Board of Directors based on performance objectives established with respect to that particular year. Mr. Thanopoulos is eligible to participate in one or more of our equity incentive plans pursuant to the terms and conditions of such plans. If we terminate Mr. Thanopoulos’ employment at any time without cause (as defined in the agreement) or Mr. Thanopoulos resigns with good reason (as defined in the agreement), we must provide Mr. Thanopoulos with the following, subject to his execution of a release of claims and his continued compliance with the restrictive covenants set forth in his employment agreement: (a) an amount equal to his monthly base salary rate paid monthly for a period of 12 months, (b) continued group medical coverage, paid for by the Company, for a period of 12 months, ceasing earlier if he ceases to be eligible for COBRA continuation coverage or obtains other employment that offers group health benefits, and (c) a pro rata portion of the annual bonus he otherwise would have received for the fiscal year in which he was terminated. If we terminate Mr. Thanopoulos’ employment due to his death or disability, we must provide Mr. Thanopoulos with the following, subject to his execution of a release of claims and his continued compliance with the restrictive covenants set forth in his employment agreement: (a) an amount equal to his monthly base salary rate paid monthly for a period of six months, and (b) a pro rata portion of the annual bonus he otherwise would have received for the fiscal year in which he was terminated.

We entered into an employment agreement with Mark Blaufuss as of August 4, 2014. Mr. Blaufuss’ contract period is valid through the earliest of (i) his resignation, (ii) his death or disability, and (iii) his termination by us at any time for cause or without cause. The agreement provides that Mr. Blaufuss will receive an initial annualized base salary of $600,000. The Board of Directors has discretion to increase (but not reduce) the base salary from time to time. The agreement also provides for an annual cash bonus with a target level of 60% of his base salary, as determined by the Board of Directors based on performance objectives established with respect to that particular year. Mr. Blaufuss is eligible to participate in one or more of our equity incentive plans pursuant to the terms and conditions of such plans. If we terminate Mr. Blaufuss’ employment at any time without cause (as defined in the agreement) or Mr. Blaufuss resigns with good reason (as defined in the agreement) we must provide Mr. Blaufuss with the following, subject to his execution of a release of claims and his continued compliance with the restrictive covenants set forth in his employment agreement: (a) an amount equal to his monthly base salary rate paid monthly for a period of 18 months, (b) continued group medical coverage for a period of 18 months at the same cost as he would have paid as an active participant in the Company’s group health plan, ceasing earlier if he ceases to be eligible for COBRA continuation coverage or obtains other employment that offers group health benefits, and (c) a pro rata portion of the annual bonus he otherwise would have received for the fiscal year in which he was terminated. If we terminate Mr. Blaufuss’ employment due to his death or disability, we must provide Mr. Blaufuss with the following, subject to his execution of a release of claims and his continued compliance with the restrictive covenants set forth in his employment agreement: (a) an amount equal to his monthly base salary rate paid monthly for a period of six months, and (b) a pro rata portion of the annual bonus he otherwise would have received for the fiscal year in which he was terminated.

We entered into an employment agreement with Douglas Grimm as of August 4, 2014. Mr. Grimm’s contract period is valid through the earliest of (i) his resignation, (ii) his death or disability, and (iii) his termination by us at any time for cause or without cause. The agreement provides that Mr. Grimm will receive an initial annualized base salary of $750,000. The Board of Directors has discretion to increase (but not reduce) the base salary from time to time. The agreement also provides for an annual cash bonus with a target level of 110% of his base salary, as determined by the Board of Directors based on performance objectives established with respect to that particular year. Mr. Grimm is provided with life insurance coverage carrying a death benefit at least equal to five times his annualized base salary, a cash automobile allowance of $850 per month and an annual perquisite allowance of $25,000, and is eligible to participate in one or more of our equity incentive plans, pursuant to the terms of such plans. If we terminate Mr. Grimm’s employment at any time without cause (as defined in the agreement) or Mr. Grimm resigns with good reason (as defined in the agreement), we must provide Mr. Grimm with the following, subject to his execution of a release of claims and his continued compliance with the restrictive covenants set forth in his employment agreement: (a) an amount, paid in equal monthly installments over the 18 months following his termination, equal to the sum of (1) a prorated portion of his target annual bonus for the year of termination based on the number of days that have elapsed during the year of termination, plus (2) 1.5 times the sum of his annualized base salary rate and his target annual bonus, (b) continued group medical coverage for a period of 18 months at the same cost as he would have paid as an active participant in the Company’s group health plan, ceasing earlier if he ceases to be eligible for COBRA continuation coverage or obtains other employment that offers group health benefits, and (c) outplacement services for a period of six months in an amount not to exceed $40,000 in the aggregate. If we terminate Mr. Grimm’s employment due to his death or disability, we must provide Mr. Grimm with the following, subject to his execution of a release of claims and his continued compliance with the restrictive covenants set forth in his employment agreement: (a) an amount equal to his monthly base salary rate paid monthly for a period of six months, and (b) a pro rata portion of the annual bonus he otherwise would have received for the fiscal year in which he was terminated.

We entered into an employment agreement with Thomas Amato as of August 4, 2014. Mr. Amato’s contract period continued until the earliest of (i) his resignation, (ii) his death or disability, and (iii) his termination by us at any time for cause or without cause. The agreement provided that Mr. Amato would receive an initial annualized base salary of $750,000. The agreement also provided for an annual cash bonus with a target level of 100% of his base salary, as determined by the Board of Directors based on performance objectives established with respect to that particular year. Mr. Amato also received an executive flex spending allowance and was eligible to participate in one or more of our equity incentive plans pursuant to the terms and conditions of such plans.

In December 2015, Mr. Amato expressed his wish to terminate his employment, and on December 17, 2015, the Company and Mr. Amato entered into a Separation Agreement and General Release (the “Separation Agreement”). The Separation Agreement provides, among other things, that until December 23, 2015 (the “Separation Date”), Mr. Amato would continue to be paid the compensation to which he was previously entitled, and for a period of 18 months following the Separation Date, Mr. Amato would receive the compensation he was otherwise entitled to under the terms of his employment agreement, reimbursement for COBRA benefits and his full bonus for 2015, subject to the requirement that all conditions to the payment of bonuses are met. In addition, the Separation Agreement provided that all of Mr. Amato’s unvested restricted stock awards would immediately vest on December 31, 2015. The Separation Agreement further provided that all of Mr. Amato’s unvested stock options would vest immediately and become exercisable on December 31, 2015. If Mr. Amato does not exercise such stock options prior to the fifth anniversary of the Separation Date, they will be forfeited.

For purposes of each of the employment agreements with our NEOs, “cause” means that the named executive officer has:

•	continually failed to perform in a material manner or was materially negligent or committed willful misconduct in the performance of the executive’s duties to us or our subsidiaries for a period of 30 days after written notice was delivered to the executive by or on behalf of our Board of Directors specifying the manner in which the executive failed to perform (and which such failure or other performance default remains uncured after such time);

•	materially breached any material provisions in any written agreement between the executive and us or one of our subsidiaries for a period of 30 days after written notice was delivered to the executive by or on behalf of our Board of Directors specifying the manner in which the executive breached (and which breach remains uncured after such time);

•	developed or pursued interests materially adverse to us or any of our subsidiaries or willfully failed to observe any of our or any of our subsidiaries’ material written policies applicable to the executive for a period of 30 days after written notice was delivered to the executive by or on behalf of our Board of Directors specifying the manner in which the executive failed to observe (and which failure remains uncured after such time);

•	materially breached any non-competition, non-solicitation, or confidentiality agreement or covenant with us or any applicable subsidiary;

•	engaged in theft, embezzlement, fraud, or misappropriation of any of our or any of our subsidiaries’ property; or

•	been convicted of or entered a guilty or no contest plea with respect to a felony (other than a vehicular felony or through vicarious liability not related to us or any of our affiliates) or a misdemeanor involving moral turpitude or fraud.

For purposes of each of the employment agreements with our NEOs, “good reason” means the executive’s resignation from employment with us as a result of one or more of the following reasons, provided, in each case, that the executive must deliver written notice of resignation to us within 30 days after the occurrence of any such event, and if we do not cure the breach within 30 days of receipt of such notice, the executive actually terminates his employment within 60 days following the expiration of such cure period:

•	we reduce the amount of the NEO’s base salary;

•	we change the executive officer’s titles or reduce the NEO’s responsibilities materially inconsistent with the positions the executive then holds;

•	we change the NEO’s place of work to a location more than 35 miles from the executive’s present place of work, other than any relocation to the current business headquarters of any of the Metaldyne, HHI, or Grede businesses, or to any location within five miles of any such headquarters; or

•	a successor to substantially all of our business and/or assets does not expressly assume and agree to perform such employment agreement and provide the executive with the same or comparable position, duties, base salary, target annual bonus and benefits under such agreement.

The options and restricted stock awards granted to each NEO fully vest upon a termination of employment with us by reason of death or “disability,” termination by us without “cause,” or such individual’s resignation for “good reason,” as those terms are defined in their individual award agreements.

Compensation Policies and Practices as They Relate to Risk Management

The Compensation Committee has evaluated the policies and practices of compensating our employees in light of the relevant factors, including the following:

•	allocation of compensation between cash and equity awards and the focus on stock-based compensation, including options and stock awards generally vesting over a period of years, thereby mitigating against short-term risk taking;

•	performance-based compensation is not based solely on our performance, but also requires achievement of individual performance objectives; and

•	financial performance targets of our performance-based compensation plan are budgeted objectives that are reviewed and approved by our Board of Directors and/or our Compensation Committee.

Based on such evaluation, the Compensation Committee has determined that our policies and practices do not incentivize taking unnecessary or excessive risks and are not reasonably likely to have a material adverse effect on us.

IRS Code Section 162(m)

Section 162(m) of the Code generally disallows publicly held companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) unless such compensation qualifies for an exemption for certain compensation that is based on performance. Section 162(m) of the Code provides transition relief for privately held companies that become publicly held, pursuant to which the foregoing deduction limit does not apply to any remuneration paid pursuant to compensation plans or agreements in existence during the period in which the corporation was not publicly held if, in connection with an initial public offering, the prospectus accompanying the initial public offering discloses information concerning those plans or agreements that satisfies all applicable securities laws then in effect. If the transition requirements are met in connection with an initial public offering, the transition relief continues until the earliest of (i) the expiration of the plan or agreement, (ii) the material modification of the plan or agreement, (iii) the issuance of all employer stock and other compensation that has been allocated under the plan, or (iv) the first meeting of the shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program will satisfy the requirements for exemption from the $1,000,000 deduction limitation, to the extent applicable. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance based and consistent with our goals and the goals of our shareholders.

Consideration of Shareholders’ Advisory Say-on-Pay Vote

The Company conducts an advisory “say-on-pay” vote of its shareholders on a triennial basis. The Compensation Committee considered the results of its say-on-pay proposal on which shareholders voted at the Company’s 2015 annual meeting. Approximately 98% of the Company’s shareholders voting at the meeting approved the compensation program described in the Company’s proxy statement in 2015. The Compensation Committee weighed the results of the say-on-pay vote as one of many factors considered in connection with the discharge of its responsibilities, although no factor was assigned a quantitative weighting. The Compensation Committee did not implement any significant changes to the Company’s executive compensation program as a result of the shareholder advisory vote. The next non-binding advisory vote to approve the executive compensation program will be held at our 2018 annual meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (hereafter referred to as the “Committee”) oversees the Company’s programs for compensating executive officers and other key management employees, including the administration of the Company’s equity-based compensation plans, and approves the salaries, bonuses, and other awards to executive officers. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company and, based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis so stated be included in this proxy statement.

Compensation Committee:

Kevin Penn, Chairman

Loren Easton

William Jackson

EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The following table sets forth the compensation earned during the years indicated by Mr. Thanopoulos, our principal executive officer, Mr. Blaufuss, our principal financial officer, and Messrs. Grimm and Bradley, our other executive officers. SEC rules require us to include Mr. Amato, who served as our Co-President and our President and CEO of Metaldyne until December 2015 and who would have been included in the group of highly compensated executive officers if he remained an executive officer through December 31, 2015. We refer to the individuals listed in the table collectively as our “named executive officers” or “NEOs”.

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)(6)	Option Awards ($)(7)(8)	Non-equity Incentive Plan Compensation ($)(9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(10)	Total ($)
George Thanopoulos	2015	937,090	—	3,187,500	187,500	975,000	—	1,974,045	7,261,135
Chief Executive Officer (1)	2014	857,644	—	2,000,010	7,926,524	1,030,970	—	639,628	12,454,776
	2013	836,360	—	—	—	1,384,739	—	6,120	2,227,219
Mark Blaufuss	2015	600,000	—	1,987,500	187,500	347,400	—	13,575	3,135,975
Chief Financial Officer (2)	2014	468,797	—	1,250,010	327,054	396,000	—	7,800	2,449,661
	2013	328,343	—	—	1,247,593	224,821	—	7,650	1,808,407
Douglas Grimm	2015	750,000	—	2,437,500	187,500	794,071	—	67,176	4,236,247
President & Chief Operating Officer (3)	2014	670,004	—	2,000,010	6,830,930	679,196	—	68,333	10,248,473
	2013	590,000	—	—	—	976,246	—	58,932	1,625,178
Russell Bradley	2015	276,652	—	32,100	124,300	136,159	—	3,926	573,137
Executive Vice President of Sales
Thomas Amato	2015	750,000	—	6,514,629	5,310,098	731,250	—	1,223,303	14,529,280
Former Co-President of MPG,	2014	658,539	—	2,000,010	1,072,329	825,000	—	32,185	4,588,063
and President & CEO of Metaldyne	2013	533,820	—	—	3,349,442	603,216	—	26,379	4,512,857

(1)	Compensation prior to the Combination was paid by HHI. Amounts shown do not include $2,485,775 received in 2014 by Mr. Thanopoulos for the anti-dilution feature of his options related to the dividend paid by HHI during 2014.
(2)	Compensation prior to the Combination was paid by Metaldyne.
(3)	Compensation prior to the Combination was paid by Grede. Amounts shown do not include $23,526,659 received in 2014 by Mr. Grimm in recognition of the equity units he held related to American Securities’ acquisition of Grede.
(4)	Amounts shown do not include the value of 1,016 plan units granted to Mr. Grimm, that vested in 2013, under the Equity Based Compensation Plan previously maintained by Grede Holdings LLC, entitling Mr. Grimm to receive a cash payment in respect of such units in an amount determined as if such units were membership units of Grede Holdings LLC, in a change of control transaction. As of December 31, 2013, the liquidity event (a change of control) was considered not probable of occurring in accordance with ASC 718, Compensation—Stock Compensation.
(5)	As required by SEC rules, the amounts shown in the column “stock awards” reflects the aggregate grant date fair value of restricted stock awards granted in the fiscal year in accordance with accounting standard ASC 718, Compensation—Stock Compensation. The amounts do not correspond to the actual values that may be realized by the NEOs.
(6)	Amount shown for Mr. Amato includes $4,077,129 of incremental fair value, calculated in accordance with ASC 718, Compensation—Stock Compensation, as a result of the full vesting of all unvested restricted shares on December 31, 2015 in connection with his separation from MPG. See “2015 Grants of Plan-Based Awards Table” below.
(7)	As required by SEC rules, amounts shown in the column “Option Awards” reflects the aggregate grant-date fair value of option awards granted in the fiscal year in accordance with accounting standard ASC 718, Compensation—Stock Compensation. For a description of the assumptions used in calculating the fair value of equity awards in 2015, 2014, and 2013 under ASC 718, see Note 16 of the notes to the consolidated financial statements contained within “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2015. These amounts do not correspond to the actual values that may be realized by the NEOs.
(8)	Amount shown for Mr. Amato includes $5,122,598 of incremental fair value, calculated in accordance with ASC 718, Compensation—Stock Compensation, as a result of the full vesting of all unvested options on December 31, 2015 and the modification to the term of all options in connection with Mr. Amato’s separation from MPG in December 2015. See “2015 Grants of Plan-Based Awards Table” below.
(9)	The amounts in column “Non-Equity Incentive Plan Compensation” reflects the 2014 plan year payout, paid in March 2015, as part of the previous HHI, Metaldyne, and Grede annual performance-based plans, and the 2015 plan year payout, paid in March 2016, as part of MPG’s annual performance-based plan.

(10)	The components of the column “All Other Compensation” for 2015 are summarized in the following table.

			Executive Flex	Executive Life	Other
	401(k) Match	Car Allowance	Allowance	Insurance	Compensation	Total
Name	($)	($)	($)	($)	($)(a)(b)(c)	($)
George Thanopoulos	6,240	—	—	—	1,967,805	1,974,045
Mark Blaufuss	7,950	—	—	—	5,625	13,575
Douglas Grimm	5,300	10,200	33,226	9,450	9,000	67,176
Russell Bradley	3,926	—	—	—	—	3,926
Thomas Amato	2,767	—	16,565	—	1,203,971	1,223,303

(a)	Represents $1,958,805 received by Mr. Thanopoulos related to a release of compensation held in escrow associated with the acquisition of HHI by American Securities.
(b)	Amounts shown include $9,000 of accrued dividends received by Mr. Thanopoulos and Mr. Grimm, and $5,625, and $48,794 of accrued dividends received by Mr. Blaufuss and Mr. Amato, respectively, upon the vesting of restricted shares in 2015.
(c)	Amount shown for Mr. Amato includes $1,125,000 of accrued severance pay and $30,178 of accrued benefits in connection with his separation from MPG in December 2015.

2015 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the grants of plan-based awards to our NEOs during the year ended December 31, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of
					Shares of	Securities	Price of	Stock and
					Stock or	Underlying	Option	Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)(2)	Options (#)(3)	Awards ($/Sh)	Awards ($)(4)(5)
George Thanopoulos	03/16/2015					20,764	18.90	187,500
	03/16/2015				9,920			187,500
	09/01/2015				149,850			3,000,000
	01/01/2015	500,000	1,000,000	2,000,000
Mark Blaufuss	03/16/2015					20,764	18.90	187,500
	03/16/2015				9,920			187,500
	09/01/2015				89,910			1,800,000
	01/01/2015	180,000	360,000	720,000
Douglas Grimm	03/16/2015					20,764	18.90	187,500
	03/16/2015				9,920			187,500
	09/01/2015				112,387			2,250,000
	01/01/2015	414,500	829,000	1,658,000
Russell Bradley	03/16/2015					13,761	18.90	124,300
	03/16/2015				1,700			32,100
	01/01/2015	70,185	140,370	280,740
Thomas Amato	12/31/2015					369,870	5.40	4,547,229
	12/31/2015					37,445	14.75	162,766
	12/31/2015					26,285	20.00	88,956
	12/31/2015					65,390	20.00	238,094
	12/31/2015					20,764	18.90	85,553
	12/31/2015				9,920			181,933
	12/31/2015				112,387			2,061,178
	12/31/2015				100,001			1,834,018
	03/16/2015					20,764	18.90	187,500
	03/16/2015				9,920			187,500
	09/01/2015				112,387			2,250,000
	01/01/2015	375,000	750,000	1,500,000

(1)	The amounts shown represent the threshold, target, and maximum amounts payable under MPG’s 2015 annual performance-based plan.
(2)	The shares of restricted stock awards granted to each NEO on March 16, 2015 and on September 1, 2015 will vest and settle in three equal annual installments beginning on March 16, 2016 and September 1, 2016, respectively. The grant date fair value of the restricted stock awards is equal to the closing price of the Company’s common stock on the date of grant. The unvested shares of restricted stock have the same voting rights as shares of common stock. In addition, unvested shares of restricted stock accrue dividends declared on shares of the Company’s common stock, which become payable upon vesting. If shares of restricted stock are forfeited, any dividends accrued on the restricted shares also become forfeited. See “Long-Term Equity Incentive Awards” above.

(3)	The stock options granted to each NEO on March 16, 2015 will vest and become exercisable in three annual installments beginning on March 16, 2016. The options have a ten year term from the date of grant and have an exercise price equal to the closing price of the Company’s common stock at the date of grant. See “Long-Term Equity Incentive Awards” above.
(4)	As required by SEC rules, amounts shown in the column “Grant Date Fair Value of Stock and Option Awards” present the aggregate grant-date fair value of option awards granted in the fiscal year in accordance with accounting standard ASC 718, Compensation—Stock Compensation. For a description of the assumptions used in calculating the fair value of equity awards in 2015 under ASC 718, see the Notes to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2015. These amounts do not correspond to the actual values that may be realized by the NEOs.
(5)	The amounts shown for Mr. Amato include incremental fair value, calculated in accordance with accounting standard ASC 718, Compensation—Stock Compensation, as a result of modifications to all restricted shares and options in connection with his separation in December 2015. Restricted shares held by Mr. Amato were modified to fully vest on December 31, 2015, resulting in total incremental fair value of $4,077,129. All options held by Mr. Amato were modified to fully vest on December 31, 2015, and the option term after separation from the Company was extended to 5 years, resulting in total incremental fair value of $5,122,598.

2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding the equity awards held by the NEOs as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
George Thanopoulos	556,122	370,748	3.31	12/06/2022	259,771	4,764,200
	253,125	—	20.00	08/04/2024
	103,095	68,730	20.00	08/04/2024
	136,540	—	20.00	08/04/2024
	2,680	—	20.00	08/04/2024
	45,061	90,124	20.00	08/04/2024
	—	20,764	18.90	03/16/2025
Mark Blaufuss	94,838	142,257	5.40	02/19/2023	162,331	2,977,151
	3,935	—	20.00	08/04/2024
	7,903	15,807	20.00	08/04/2024
	—	20,764	18.90	03/16/2025
Douglas Grimm	—	485,205	18.66	06/02/2024	222,308	4,077,129
	9,385	—	20.00	08/04/2024
	16,291	32,584	20.00	08/04/2024
	—	20,764	18.90	03/16/2025
Russell Bradley	83,415	55,610	3.31	12/06/2022	3,500	64,190
	3,095	—	20.00	08/04/2024
	15,465	10,310	20.00	08/04/2024
	1,670	—	20.00	08/04/2024
	5,596	11,194	20.00	08/04/2024
	—	13,761	18.90	03/16/2025
Thomas Amato	369,870	—	5.40	12/23/2020	—	—
	37,445	—	14.75	12/23/2020
	26,285	—	20.00	12/23/2020
	65,390	—	20.00	12/23/2020
	20,764	—	18.90	12/23/2020

(1)	Amounts shown include: 370,748 and 55,610 options held by Mr. Thanopoulos and Mr. Bradley, respectively, granted on December 6, 2012, of which 50% vest and become exercisable on each of the next two grant date anniversaries; 142,257 options held by Mr. Blaufuss, granted on February 19, 2013, of which 1/3 vest and become exercisable on each of the next three grant date anniversaries; 485,205 options held by Mr. Grimm, granted on June 2, 2014, which all vest and become exercisable on the 7th grant date anniversary; 68,730 and 10,310 options held by Mr. Thanopoulos and Mr. Bradley, respectively, granted on August 4, 2014, of which 50% vest and become exercisable on December 6, 2016 and December 6, 2017, respectively; 90,124, 15,807, 32,584, and 11,194 options held by Mr. Thanopoulos, Mr. Blaufuss, Mr. Grimm, and Mr. Bradley, respectively, granted on August 4, 2014, of which 50% vest and become exercisable on each of the next two grant date anniversaries; and 20,764 options each held by Mr. Thanopoulos, Mr. Blaufuss, and Mr. Grimm and 13,761 options held by Mr. Bradley, granted on March 16, 2015, with 1/3 vesting and becoming exercisable on each grant date anniversary.

(2)	Amounts shown include: 100,001, 62,501, and 100,001 restricted shares held by Mr. Thanopoulos, Mr. Blaufuss, and Mr. Grimm, respectively, granted on December 11, 2014 that fully vest on December 11, 2016; 1,800 restricted shares held by Mr. Bradley, granted on December 11, 2014, with 1/3 vesting on January 1, 2016, January 1, 2017, and January 1, 2018, respectively; 9,920 restricted shares each held by Mr. Thanopoulos, Mr. Blaufuss, and Mr. Grimm and 1,700 restricted shares held by Mr. Bradley, granted on March 16, 2015, with 1/3 vesting on each grant date anniversary; and 149,850, 89,910, and 112,387 held by Mr. Thanopoulos, Mr. Blaufuss, and Mr. Grimm, respectively, granted on September 1, 2015, with 1/3 vesting on each grant date anniversary.
(3)	Market Value is determined using the number of awards multiplied by $18.34, which was the closing price of our common stock on the New York Stock Exchange on December 31, 2015.

2015 Option Exercises and Stock Vested Table

The following table provides information regarding options exercised and stock awards vested during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George Thanopoulos			33,333	635,994
Mark Blaufuss			20,833	397,494
Douglas Grimm			33,333	635,994
Thomas Amato	246,580	3,852,089	255,641	4,713,122

Pension Benefits

Our NEOs did not participate in any defined benefit pension plan during 2015.

Nonqualified Deferred Compensation

In the year ended December 31, 2015, our NEOs received no nonqualified deferred compensation and had no deferred compensation benefits.

Potential Payments upon Termination

The table below shows the estimated value transfer to each NEO upon termination of employment without cause or for good reason without a change in control or in connection with a change in control. The table below assumes that such termination occurred on December 31, 2015, when the closing price of our stock was $18.34 and payments are made under the employment agreements equity awards then in effect. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and would vary from those listed below. For additional information, see “Employment Agreements and Severance Benefits” above.

	Termination without Cause or for Good Reason without a Change in Control or Following a Change in Control
Name	Severance Pay ($)	Benefits ($)	Accelerated Equity Vesting ($)	Total ($)
George Thanopoulos	2,975,000	28,668	10,422,873	13,426,541
Mark Blaufuss	1,247,400	21,500	4,873,247	6,142,147
Douglas Grimm	3,187,500	12,662	4,156,716	7,356,878
Russell Bradley (1)	276,529	—	901,898	1,178,427
Thomas Amato (2)	1,856,250	30,178	8,983,697	10,870,125

(1)	Amounts shown as Severance Pay and Benefits for Mr. Bradley are based on the Company’s best estimate of potential amounts payable upon termination. The terms and conditions of potential severance payments to Mr. Bradley upon termination or a change in control are being reviewed with the Compensation Committee.
(2)	As described above, Mr. Amato served as our Co-President and our President & CEO of Metaldyne until December 2015. The amounts reflected in the above table represents amounts received upon his separation from the Company.

The table below shows the estimated value transfer to each NEO upon termination of employment due to death or disability. The table below assumes that such termination occurred on December 31, 2015, when the closing price of our stock was $18.34 and payments are made under the employment agreements and equity awards then in effect. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and would vary from those listed below. For additional information, see “Employment Agreements and Severance Benefits” above.

	Termination Due to Death or Disability
Name	Severance Pay ($)	Benefits ($)	Accelerated Equity Vesting ($)	Total ($)
George Thanopoulos	1,475,000	—	6,023,456	7,498,456
Mark Blaufuss	647,400	—	2,133,194	2,780,594
Douglas Grimm	1,169,071	—	375,402	1,544,473
Russell Bradley (1)	276,529	—	19,181	295,710

(1)	Amounts shown as Severance Pay for Mr. Bradley are based on the Company’s best estimate of potential amounts payable upon termination due to death or disability. The terms and conditions of potential severance payments to Mr. Bradley upon termination due to death or disability are being reviewed with the Compensation Committee.

PROPOSAL 2: RATIFICATION OF CERTAIN GRANTS OF EQUITY AWARDS FOR PURPOSES OF SEC RULE 16b-3

We are seeking ratification by our shareholders of certain grants of equity awards made by the Compensation Committee during 2015 to our executive officers, solely for the purpose of exempting such grants from Section 16(b) under the Exchange Act pursuant to Rule 16b-3(d)(2) thereunder.

Section 16 of the Exchange Act imposes certain restrictions on purchases and sales of Company equity securities by certain “insiders” of the Company, including our directors and executive officers. If an insider engages in a purchase and a sale of Company equity securities within a six month period, the insider could be liable to the Company for any “profit” under Section 16(b). Even the receipt by an officer or director of a compensatory equity award from the Company (such as the grant of restricted stock or stock options) could constitute a purchase by an insider for this purpose. However, SEC Rule 16b-3 provides several methods for exempting transactions (such as these) between the Company and our executive officers or directors from Section 16(b).

In 2015, grants of restricted stock and option awards to our executive officers were approved by the Compensation Committee and made pursuant to the terms of the Company’s 2014 Equity Incentive Plan. The Compensation Committee intended that such grants also would be exempt from Section 16(b) pursuant to one of the methods prescribed in Rule 16b-3. However, at the time of grant, the composition of our Compensation Committee may not have satisfied all of the SEC requirements for that method.

Our Board of Directors has determined that it is appropriate to ask our shareholders to ratify these grants to assure that they are exempt from Section 16(b), as had been intended. SEC Rule 16b-3(d)(2) provides an exemption for acquisitions of equity securities from the Company if the transactions are ratified by the affirmative votes of the holders of a majority of our common stock, present or represented and entitled to vote, provided that such ratification occurs no later than the date of the next annual meeting of shareholders. The grants (and acquisitions of Company equity securities that occur pursuant to such grants) that will be ratified by shareholders are the September 1, 2015 and December 31, 2015 grant date transactions listed and described in the 2015 Grants of Plan-Based Awards Table (see “Executive Compensation—2015 Grants of Plan-Based Awards Table” above).

The Board of Directors recommends that you vote FOR the ratification of certain grants of equity awards for purposes of SEC Rule 16b-3.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. MPG management has the primary responsibility for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee oversees and monitors these processes and reports to the Board of Directors on its findings.

Auditor Independence

The Audit Committee met and held discussions with MPG management and KPMG LLP, the independent registered public accounting firm. The Audit Committee reviewed and discussed with MPG management and KPMG LLP the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as the Company’s internal control over financial reporting. The Audit Committee also discussed with KPMG LLP the matters required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States)(PCAOB) Auditing Standard No. 16, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations.

KPMG LLP submitted to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with KPMG LLP the firm’s independence and considered whether the provision of non-audit services by KPMG LLP to the company is compatible with maintaining the independence of KPMG LLP. The Audit Committee concluded that the independence of KPMG LLP from MPG and management is not compromised by the provision of such non-audit services.

Based on these reviews and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, and filed with the SEC.

KPMG LLP (“KPMG”) has served as MPG’s independent auditor for the Company’s financial statements for the years ended 2013, 2014, and 2015, and auditor of our internal control over financial reporting as of December 31, 2015. Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

The Audit Committee has not yet selected an independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting for the year ending December 31, 2016, although it has requested that KPMG provide a proposal for the terms of the engagement for 2016 for the Audit Committee’s review and evaluation.

Audit Committee:

Jeff Stafeil, Chairman

Nick Bhambri

Jack Smith

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other MPG filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that MPG specifically incorporates this Audit Committee Report by reference into any such filing.

KPMG LLP FEES

The following table provides information regarding the aggregate fees for professional services rendered to the Company by KPMG for the years ended December 31, 2014 and 2015. All of the fees described below have been approved by the Board of Directors or, for fees incurred since our initial public offering in December 2014, by the Audit Committee.

	(In Millions)
	2015		2014
Audit Fees	$5.7		$4.4
Audit-Related Fees	0.1		0.8
Tax Fees	0.1		0.2
All Other Fees		*		*

Total	$5.9		$5.4

*	Less than $0.1 million.

Audit Fees

The Audit Fees for the year ended December 31, 2015 were for professional services rendered by KPMG for the audits and quarterly reviews of the Company’s consolidated financial statements, the audit of the Company’s internal control over financial reporting as of December 31, 2015, and for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

Audit-Related Fees for the years ended December 31, 2015 and 2014 were primarily for comfort letters and consents associated with the Company’s registration statements filed in 2015 and 2014.

Tax Fees

The Tax Fees for the years ended December 31, 2015 and 2014 were for professional services rendered by KPMG related to tax compliance, tax advice and tax planning.

All Other Fees

All Other Fees for the years ended December 31, 2015 and 2014 were for trade agreement and pension advisory services, accounting research tool subscription and benchmarking data.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee charter, adopted on December 1, 2014, requires the Audit Committee to consider and, in its discretion, approve in advance any services (including the fees and material terms thereof) proposed to be carried out for the Company by the independent auditor or by any other firm proposed to be engaged by the Company as its independent auditor. All audit services provided for the years ended December 31, 2015 and 2014 were approved by the Audit Committee.

GENERAL INFORMATION ABOUT OUR 2016 ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Our Board established the close of business on March 31, 2016 as the record date to determine the shareholders entitled to receive a notice of, and to vote at, our Annual Meeting or an adjournment or postponement of the meeting. On the record date, there were 68,948,755 shares of our common stock, $.001 par value, outstanding and entitled to vote. Each share of our common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxy holders in accordance with the instructions given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

•	FOR each director nominee; and

•	FOR the ratification of certain grants of equity awards for purposes of SEC Rule 16b-3.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you are the “record holder” of those shares. If you are a record holder, we have made these proxy materials available directly to you.

If your shares are held in a stock brokerage account, or with a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank or broker. As the beneficial owner, you have the right to instruct that organization on how to vote your shares.

What is a broker non-vote?

If your shares are held in “street name” through a bank, broker, or other nominee, you must provide voting instructions to that organization. If you do not provide voting instructions, the organization may vote in its discretion on routine proposals, but not on non-routine proposals, which is called a “broker non-vote.” All of the proposals on our agenda are non-routine.

How are abstentions and broker non-votes treated?

Abstentions are not treated as votes cast in Proposal 1, so they will have no effect on voting results of that proposal. Abstentions are treated as present and entitled to vote for Proposal 2 and will have the effect of a “no” vote. Broker non-votes will have no effect on voting results of the proposals.

What constitutes a quorum?

To conduct business at our Annual Meeting, we must have a quorum of shareholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum.

How can I submit my vote?

There are four methods you can use to vote: by internet, by telephone, by mail, or in person. Submitting your proxy by internet, telephone, or mail will not affect your right to attend the Annual Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. Eastern Time on May 24, 2015.

Method	Record Holder	Beneficial Owner
Internet	Have your control number from your proxy card available and log on to www.proxyvote.com.	If your bank or broker makes this method available, the instructions will be included with the proxy materials.

Telephone	Have your proxy card available and call 800-690-6903 from a touchtone telephone anywhere (toll free only in the United States).	If your bank or broker makes this method available, the instructions will be included with the proxy materials.

Mail Your Proxy Card	Mark, date, sign, and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.	Mark, date, sign, and promptly mail the voting instruction form provided by your bank or broker in the postage-paid envelope provided for mailing in the United States.

In Person	You may vote by ballot in person at the Annual Meeting.	Obtain proof of stock ownership as of the record date and a valid legal proxy from the organization that holds your shares and attend the Annual Meeting.

How many votes are needed for each proposal to pass?

Our Bylaws provide that directors are elected by a plurality of votes cast (Proposal 1). The ratification of certain grants of equity awards for purposes of SEC Rule 16b-3 (Proposal 2) requires the affirmative vote of the majority of shares present and entitled to vote.

If you are the shareholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on both matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Is my proxy revocable?

You may revoke your proxy before it is exercised by voting in person at the Annual Meeting, by timely delivering a subsequent proxy, or by notifying us in writing of such revocation to the attention of Mark Blaufuss, Chief Financial Officer, at Metaldyne Performance Group Inc., One Towne Square, Suite 550, Southfield, MI 48076 before your proxy is voted. Unless you revoke your proxy in person at the meeting, your revocation must be received by 11:59 p.m. Eastern Time on May 24, 2016.

Who is paying for the expenses involved in preparing and mailing this proxy statement?

We are paying the expenses involved in preparing, assembling, and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, George Thanopoulos and Mark Blaufuss, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate, Mr. Thanopoulos and Mr. Blaufuss may vote your shares for another candidate (or candidates) who may be nominated by the Board, or the Board may reduce its size.

What is “householding” and how does it affect me?

The proxy rules of the Securities and Exchange Commission (the “SEC”) permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more shareholders sharing an address by delivering one proxy statement to those shareholders. This procedure, known as “householding,” reduces the amount of duplicate information that shareholders receive and lowers our printing and mailing costs.

We have been notified that certain intermediaries will use householding for our proxy materials and our 2015 Annual Report. Therefore, only one proxy statement and one 2015 Annual Report may have been delivered to your address if multiple shareholders share that address. Shareholders who wish to opt out of this procedure and receive separate copies of the proxy statement and annual report in the future, or shareholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker, or other nominee, or us at the address and telephone number below.

We will promptly send a separate copy of the proxy statement for the Annual Meeting or 2015 Annual Report if you send your request to Investor Relations, Metaldyne Performance Group Inc., One Towne Square, Suite 550, Southfield, Michigan 48076, or call our Investor Relations Department at 248-727-1829.

Our Website

We maintain a website at www.mpgdriven.com. The information on our website is not a part of this proxy statement, and it is not incorporated into any other filings we make with the SEC.

2017 ANNUAL MEETING OF SHAREHOLDERS

If you wish to submit a proposal to be considered at the 2017 Annual Meeting, you must comply with the following procedures:

•	Proposals for Proxy Statement. If you intend to present proposals to be included in our proxy statement for our 2017 Annual Meeting, you must give written notice of your intent to our Secretary on or before December 12, 2016 (120 calendar days prior to the anniversary of our mailing this proxy statement). The proposals must comply with SEC regulations under Rule 14a-8 for including shareholder proposals in a company’s materials.

•	Director Candidate Nominations and Other Business. The Nominating and Corporate Governance Committee values the input of shareholders in identifying director candidates. The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by shareholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. If you wish to nominate a director or have other business brought before the 2017 Annual Meeting of Shareholders, you must submit the nomination or proposal between January 25, 2017 and February 24, 2017 in accordance with the Company’s Bylaws. The nomination or proposal must be delivered to the Company’s corporate officers at One Towne Square, Suite 550, Southfield, Michigan 48076, Attention: Secretary. Such notice must include a written statement setting forth the following information (with a representation as the accuracy of such information): (i) your name and address; (ii) the number and class of all shares of each class of Company stock owned of record and beneficially by such shareholder (and any beneficial owner on whose behalf the nomination is made) and the date such ownership was acquired; (iii) any derivative instruments directly or indirectly beneficially owned by you or your immediate family or any other direct or indirect opportunity to profit or share in the profit derived from any increase or decrease in the value of shares of the Company; (iv) any proxy, contract, arrangement, understanding, or relationship pursuant to which you or any member of your immediate family have a right to vote or have granted a right to vote with respect to any securities of the Company; (v) interests of you or any member of your immediate family related to any short interest, rights to dividends (other than dividends on shares owned by you or such family member), any interest in shares or derivative securities of the Company or performance-related fees based on any increase or decrease in the value of securities of the Company; (vi) a representation that you intend to appear in person or by proxy at the meeting to nominee the person or propose the business and whether you intend to deliver a proxy statement or form of proxy to holders of the Company; (vii) a certification regarding whether you have complied with all applicable federal, state, and local requirements in connection with your acquisition of shares of the Company or your acts as a shareholder; and (viii) any other information required by applicable SEC regulations or the Bylaws or as the Company may reasonably request.

•	Information for Nominations. The notice to nominate a person for election as a Company director must also include: (i) information relating to the nominee (including without limitation, the nominee’s name, age, address and occupation, and the number and class of all shares of each class of Company stock owned of record and beneficially by such person) that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; (ii) a description of any agreements, arrangements, and understandings between or among you and any other person in connection with the nomination; and (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the prior three years and any other material relationship between or among you and the nominee, including all information required to be disclosed under SEC Regulation S-K 404, as if you or the holder on whose behalf you are making the nomination (or any affiliate or associate thereof) were a “registrant” under such provision and if the nominee were a director or executive officer thereof. The foregoing, however, does not apply to the exercise by American Securities of its rights to designate persons for nomination to the Board pursuant to the Stockholders’ Agreement described above in “Certain Relationships and Related Person Transactions.”

•	Information for Other Business. The notice related to business (other than the nomination of a director) that you propose to bring before the meeting must include the following information: (i) a brief description of the business to be brought before the meeting (including the text of any resolution proposed for consideration), the reasons for conducting such business at the meeting, and any material direct or indirect interest of yours in such business; and (ii) a description of all agreements, arrangements, and understandings, direct or indirect, between you and any other person (naming them) in connection with the proposal of such business.

OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion with respect to such matters.

By Order of the Board of Directors,

/s/ George Thanopoulos
George Thanopoulos, Chief Executive Officer

Southfield, Michigan

April 11, 2016

METALDYNE PERFORMANCE GROUP INC. ONE TOWNE SQUARE SUITE 550 SOUTHFIELD, MI 48076

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 24, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees

01	Nick Bhambri 02 Loren Easton 03 William Jackson

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2	The ratification of certain grants of equity awards for purposes of SEC Rule 16b-3.							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may come before the meeting or any adjournment or adjournments thereof.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and, Annual Report to Shareholders is/are available at www.proxyvote.com

METALDYNE PERFORMANCE GROUP INC. Annual Meeting of Shareholders May 25, 2016 9:00 a.m. Eastern Time This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) George Thanopoulos and Mark Blaufuss, or either of them, as proxies, each with full power to appoint his or her substitute, and authorizes them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of METALDYNE PERFORMANCE GROUP INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. Eastern Time on Wednesday, May 25, 2016, at Two Towne Square, Suite 110, Conference Center, Southfield, Michigan 48076, and any adjournment or postponement thereof, and to vote in his or her discretion on any other matters that may come before the meeting or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE, AND “FOR” PROPOSAL 2, THE RATIFICATION OF CERTAIN GRANTS OF EQUITY AWARDS FOR PURPOSES OF SEC RULE 16b-3.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledge(s) receipt of a Notice of Annual Meeting of Shareholders of the Company called for May 25, 2016, the Proxy Statement for the Annual Meeting and the Annual Report to Shareholders, prior to the signing of this proxy.

Continued and to be signed on reverse side